Exhibit 3.75

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

ROYAL STREET COMMUNICATIONS CALIFORNIA, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

Article I.  Name

The name of the limited liability company is Royal Street Communications California, LLC (the “Company”).

Article II.  Registered Office

The address of its registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company at 2711 Centerville Rd., Suite 400 in the City of Wilmington, County of New Castle, and Zip Code 19808.

Article III.  Name and Address of Organizer

The name of the organizer is as follows:

Paul C. Besozzi

Patton Boggs LLP

2550 M Street, N.W.

Washington, D.C. 20037

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 30th day of May, 2006.

/s/ Paul C. Besozzi
Paul C. Besozzi
Organizer

STATE OF DELAWARE CERTIFICATE OF AMENDMENT
1.	Name of Limited Liability Company:
Royal Street Communications California, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:
“Article I The name of the company shall be MetroPCS Networks California, LLC.”
IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 22nd day of December , A.D. 2010 .

By:	/s/ Roger D. Linquist
Authorized Person(s)

Name:	Roger D. Linquist
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